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                                   [MBP LETTERHEAD]

                                     May 9, 1997



Board of Directors
Falcon Building Products, Inc.
Two North Riverside Plaza
Suite 1100
Chicago, Illinois 60606

    Re:  Falcon Building Products, Inc.
         Registration Statement on Form S-4
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Ladies/Gentlemen:

    In connection with the Merger1/ of FBP with and into Falcon Building Products, Inc., a Delaware corporation (the "Company"), and the solicitation of proxies with respect thereto pursuant to the Form S-4 Registration Statement filed with the Securities Exchange Commission (the "Registration Statement"), you have requested our opinion concerning the information in the Registration Statement under the heading "Federal Income Tax Consequences."

    In formulating our opinions, we have reviewed and relied upon the Registration Statement, such other documents and information provided by you, and such applicable provisions of law as we have considered necessary or desirable for purposes of the opinions expressed herein.

    For purposes of our opinion, we have not made an independent investigation of the facts set forth in such documents or the Registration Statement. We have, consequently, relied upon your representations that the information presented in such documents, or otherwise furnished to us, accurately and completely describes all material facts.

    Our opinion expressed herein are based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, and the

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1/  Unless otherwise specifically defined herein, all capitalized terms have the meaning assigned to them in the Registration Statement.

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Board of Trustees
Falcon Building Products, Inc.
May 9, 1997
Page 2


interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions, could adversely affect our conclusions.

    Based upon and subject to the foregoing, it is our opinion that the information in the Registration Statement under the heading "Federal Income Tax Consequences," to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

    Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein and under the caption "Federal Income Tax Consequences" in the Registration Statement.

                                  Very truly yours,

                                  /s/ MAYER, BROWN & PLATT
                                  -----------------------------
                                      MAYER, BROWN & PLATT